EXHIBIT I

AUDIT COMMITTEE CHARTER

PURPOSE

To assist the board of directors in fulfilling its oversight responsibilities for the financial reporting process, the system of internal control, the audit process, and the company's process for monitoring compliance with laws and regulations and the code of conduct.

AUTHORITY

The audit committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. It is empowered to:

  Appoint, compensate, and oversee the work of any registered public accounting firm employed by the organization.
  Resolve any disagreements between management and the auditor regarding financial reporting.
  Pre-approve all auditing and non-audit services.
  Assume an ongoing investigation or conduct an investigation without the Auditor or Ethics Committee participation.
  Retain independent counsel, accountants, or others to advise the committee or assist in the conduct of an investigation.
  Seek any information it requires from employees-all of whom are directed to cooperate with the committee's requests-or external parties.
  Meet with company officers, external auditors, or outside counsel, as necessary.

COMPOSITION

The audit committee will consist of at least five and no more than six members of the board of directors. The board or its nominating committee will appoint committee members and the committee chair.  Each committee member will be both independent* and financially literate** .

MEETINGS

The committee will meet at least four times a year, with authority to convene additional meetings, as circumstances require. All committee members are expected to attend each meeting. The committee will invite members of management, auditors or others to attend meetings and provide pertinent information, as necessary. It will hold private meetings with auditors (see below) and executive sessions. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes will be prepared.

RESPONSIBILITIES

The committee will carry out the following responsibilities:

Financial Statements
  Review significant accounting and reporting issues, including complex or unusual transactions and highly judgmental areas, and recent professional and regulatory pronouncements, and understand their impact on the financial statements.
  Review with management and the external auditors the results of the audit, including any difficulties encountered.
  Review the annual financial statements, and consider whether they are complete, consistent with information known to committee members, and reflect appropriate accounting principles.
  Review other sections of the annual report and related regulatory filings before release and consider the accuracy and completeness of the information.
  Review with management and the external auditors all matters required to be communicated to the committee under Generally Accepted Auditing Standards.
  Understand how management develops interim financial information, and the nature and extent of internal and external auditor involvement.
  Review interim financial reports with management and the external auditors before filing with regulators, and consider whether they are complete and consistent with the information known to committee members.
Internal Control
  Consider the effectiveness of the company's internal control system, including information technology security and control.
  Understand the scope of internal and external auditors' review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management's responses.
Internal Audit
  Review with management and the chief audit executive the charter, plans, activities, staffing, and organizational structure of the internal audit function.
  Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement, or dismissal of the chief audit executive.
  Review the effectiveness of the internal audit function, including compliance with The Institute of Internal Auditors' Standards for the Professional Practice of Internal Auditing.
  On a regular basis, meet separately with the chief audit executive to discuss any matters that the committee or internal audit believes should be discussed privately.
  Determine hiring, retaining, or dismissing a chief internal audit executive as well as proposed performance evaluations and compensation changes.
  Delegate to the chief audit executive the receipt and handling of complaints related to accounting, internal accounting controls, or auditing matters.  Oversee reports of complaints by reviewing preliminary, ongoing, and completed investigations making recommendations for outside counsel.  Participate in investigation process as needed.
External Audit
  Review the external auditors' proposed audit scope and approach, including coordination of audit effort with internal audit.
  Review the performance of external auditors, and exercise final approval on the appointment or discharge of the auditors.
  Review and confirm the independence of  external auditors by obtaining statements from auditors on relationships between the auditors and the company, including non-audit services, and discussing relationships with the auditors.
  On a regular basis, meet separately with external auditors to discuss matters that committee or auditors believe should be discussed privately.
Compliance
  Review the effectiveness of the system for monitoring compliance with laws and regulations and results of management's investigation and follow-up (including disciplinary action) of any instances of noncompliance.
  Review findings of any examinations by regulatory agencies, and any auditor observations.
  Review process for communicating the code of conduct to company personnel, and for monitoring compliance therewith.
  Obtain regular updates from management and company legal counsel regarding compliance matters.
Reporting Responsibilities
  Regularly report to the board of directors about committee activities, issues, and related recommendations.
  Provide an open avenue of communication between internal audit, external auditors, and the board of directors.
  Report annually to shareholders, describing the committee's composition, responsibilities and how they were discharged, and any other information required by rule, including approval of non-audit services.
  Review any other reports the company issues that relate to committee responsibilities.
Other Responsibilities
  Perform other activities as requested by the Board of Directors.
  Institute and oversee special investigations as needed.
  Review and assess the adequacy of the committee charter annually, requesting board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation.
  Confirm annually that all responsibilities outlined in this charter have been carried out.
  Evaluate the committee's and individual members' performance on a regular basis.